                                                                    EXHIBIT 11.2

                                NOVA CORPORATION
                  COMPUTATION OF HISTORICAL EARNINGS PER SHARE


                                                       Three Months Ended
                                                            March 31,
                                                    -----------------------
                                                       1996         1997
                                                    ----------  -----------

PRIMARY
Weighted average Common Stock outstanding during
    the period                                      11,490,802   28,747,813
Cheap Stock (1)                                         28,053            0
Dilutive effect of common stock equivalents          2,575,717    1,104,187
                                                   -----------  -----------

    Total                                           14,094,571   29,852,000
                                                   ===========  ===========

Net income                                         $ 1,115,000  $ 3,145,000
Less: Preferred Stock dividends                      1,000,388            0
                                                   -----------  -----------

Net income available for Common Stock
   and common stock equivalents                    $   114,612  $ 3,145,000
                                                   ===========  ===========
Per share amount                                         $0.01        $0.11
                                                   ===========  ===========


FULLY DILUTED
Weighted average Common Stock outstanding during
    the period                                      11,490,801   28,747,813
Cheap Stock (1)                                         28,053            0
Dilutive effect of common stock equivalents          2,575,717    1,104,187
                                                   -----------  -----------

    Total                                           14,094,571   29,852,000
                                                   ===========  ===========

Net income                                         $ 1,115,000  $ 3,145,000
Less: Preferred Stock dividends                      1,000,388            0
                                                   -----------  -----------

Net income available for Common Stock
   and common stock equivalents                    $   114,612  $ 3,145,000
                                                   ===========  ===========

Per share amount                                         $0.01        $0.11
                                                   ===========  ===========

__________

(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("Cheap Stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.

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